Exhibit 99.1
Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Announces Leadership Roles in New Reportable Segments

PEMBROKE, Bermuda - December 8, 2017 - Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today announced the following leadership appointments designed to enhance the development and execution of its global strategy:

•	Kean Driscoll - Global Head of Reinsurance, in addition to his roles as President of Validus Holdings, Ltd. and Chief Executive Officer of Validus Reinsurance, Ltd.;

•	Peter Bilsby - Global Head of Insurance, in addition to his role as Chief Executive Officer of the Talbot Group; and

•	Lixin Zeng - Global Head of Asset Management business, in addition to his role as Chief Executive Officer of AlphaCat Managers Ltd.
These leadership appointments reflect an organizational change that results in three new reportable segments for the Company: Reinsurance, Insurance and Asset Management. The Company has released on its website (www.validusholdings.com), and filed with the SEC on Form 8-K, historical information reflecting this change in reportable segments. This information does not constitute a restatement of the Company’s previously issued consolidated financial statements.
Ed Noonan, Validus’ Chairman and Chief Executive Officer, stated, “These internal appointments are a strong reflection of the depth of the Validus management team and these executives will be responsible for developing strategy and driving profitable growth across our Reinsurance, Insurance and Asset Management businesses, respectively.”
Validus additionally announced the following further leadership changes in the Insurance segment as Validus continues to focus on building out its U.S. Insurance platform, a key part of the Company’s global strategy:

•	Bob Livingston - Chairman of Western World Insurance Group, Inc., in addition to his role as Chief Executive Officer of Western World Insurance Group, Inc.; and

•	Jonathan Ritz - President of Western World Insurance Group, Inc., in addition to his role as Chief Executive Officer of Validus Specialty.
Peter Bilsby, Global Head of Insurance and Chief Executive Officer of the Talbot Group, stated, “Bob and Jonathan have been integral to the success of our U.S. insurance business. I am looking forward to their continued leadership as we strengthen our existing business and pursue growth and new opportunities in the U.S. market.”
About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a leading global provider of reinsurance, insurance, and asset management services, delivering its premier solutions through four diversified yet complementary operating companies: Validus Reinsurance, Ltd., a global reinsurance group focused primarily on treaty reinsurance; Talbot Underwriting Ltd., a specialty (re)insurance group operating within the Lloyd’s market through Syndicate 1183; Western World Insurance Group, Inc., a U.S. specialty lines organization; and AlphaCat Managers, Ltd., a Bermuda-based investment advisor managing capital for third parties and Validus through insurance-linked securities and other property catastrophe and specialty reinsurance investments.

Research and analytics are at the core of Validus’ operations and provide its team of expert practitioners with the knowledge and insight required to effectively model and interpret risk - an approach that consistently benefits clients and ensures their needs are met. Validus maintains a worldwide presence with more than 1,000 employees in 19 offices across all major regions and is listed on the New York Stock Exchange under the ticker symbol VR.
More information about the Validus group of companies can be found at validusholdings.com.
Contacts:
Investors:
Validus Holdings, Ltd.
Investor.Relations@ValidusHoldings.com
+1-441-278-9000
or
Media:
Brunswick Group
Mustafa Riffat / Charlotte Connerton
+1-212-333-3810